Exhibit 10.25

******FOR IMMEDIATE RELEASE *****
Contact: Mark McEvoy 508-823-1117
mark@osm-inc.com

ORGANIC SALES AND MARKETING INC. (OSM, INC.) RECEIVES CONTRACT FROM FRESHDIRECT; EXPECTS INCREASED SALES OF ALCOHOL-FREE HAND SANITIZER

Raynham, MA, November 9, 2009 - Organic Sales and Marketing, Inc. (OSM, Inc.) (OTCBB:OGSM) announced that it has received a contract to supply FreshDirect, an online grocer that delivers to residences and offices in the New York City metropolitan area, with its Dragonfly Organix (www.draqonflyorganix.com) line of biodegradable spray hand sanitizer products for use in and around the home, classroom, office, or on the run. OSM, Inc. already sells its Dragonfly Organix products into national distributors such as UNFI (United Foods International), Kehe Food Distributors, Inc., and regional distributors such as Agway, Bozzuto’s, Associated Buyers and Arett Sales.

“FreshDirect is known for high-quality fresh food, including organic items, and this contract means that our alcohol-free hand sanitizer will now be available to consumers throughout the New York City area,” said Sam Jeffries, OSM, Inc.’s CEO. “Coupled with increasing sales to colleges and universities, and past shipments of our products to U.S. government agencies, we believe that we will continue to see increasing market awareness and demand for our products.” The active ingredient in Dragonfly Organix’s hand sanitizer has been proven to kill 99.99% of germs, including methicillin resistant Staphylococcus aureus (MRSA).

OSM, Inc. recently acquired BioPreferred status from the U.S. Department of Agriculture (USDA) for several of its Dragonfly Organix brand products such as its Hand Sanitizer, Glass & Shiny Cleaner, Stain Remover and Degreaser. This distinction is opening doors to those distributors who sell to the government through GSA and other related contracts. BioPreferred is a federally managed program that aims to increase the purchase and use of renewable, sustainable biobased products, and includes both a preferred procurement program for federal agencies and their contractors, and a voluntary labeling program for marketing of biobased products to consumers.

OSM, Inc. has relationships with major distributors throughout New England and the Midwest that distribute food and non-food organic and natural products to over 30,000 retail outlets nationwide. OSM, Inc. also owns the rights to the extremely popular Garden Guys talk radio show, www.garden-guys.com, heard on 96.9 WTKK-FM in Boston, MA from 6:00 to 9:00 AM every Sunday. The show discusses gardening and earth-friendly techniques for in and around the home. Sam Jeffries, CEO of OSM, Inc. acts as a host of the show. OSM, Inc. continues to source organic and natural products to complement their existing customer product offerings and will continue to use radio and other media for marketing and creating brand awareness.

Safe Harbor Statement: Statements about OSM, Inc.’s future expectations and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. OSM, Inc. intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to OSM, Inc. that is based on the beliefs of its management, as well as assumptions made by and information currently available to management.